Exhibit 107.1
Calculation of Filing Fee Table
Form S-8
(Form Type)

Capital One Financial Corporation
(Exact Name of Registrant as Specified in its Charter)
Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2) (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Equity	Common Stock, par value $0.01 per share	Other	$3,268,000	$183.62	$600,070,160	0.0001381	$82,869.69
Total Offering Amounts					$600,070,160		$82,869.69
Total Fee Offsets(4)							-
Net Fee Due							$82,869.69
(1)    This Registration Statement on Form S-8 (this “Registration Statement”) covers common stock, par value US$0.01 per share (“Common Stock”) of Capital One Financial Corporation (the “Company” or “Registrant”) authorized for issuance under the Capital One Financial Corporation Associate Savings Plan as Amended and Restated (the “Plan”) and pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional Common Stock that may become issuable under the Plan by reason of any stock dividend, stock split, or other similar transaction. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interest to be offered or sold pursuant to the Plan.
(2)    Rounded up to the nearest cent.
(3)    Calculated solely for the purpose of this offering under Rule 457(c) and (h) of the Securities Act on the basis of the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on May 20, 2026.
(4) There are no fee offsets.